Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Spectrum Pharmaceuticals, Inc.

Henderson, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-185115, 333-150260, 333-142628, 333-135029, 333-125208, 333-121612, 333-115759, 333-110103, 333-108658, 333-105814, 333-102587, 333-64444, 333-64432, 333-60966, 333-51388, 333-42852, 333-38710, 333-37180, 333-92855, 333-73009, 333-52331 and 333-37585,) and in the Registration Statements on Form S-8 (Nos. 333-176681, 333-160312, 333-160705, 333-164014, 333-134566, 333-119833, 333-106427, 333-54246 and 333-30345) of Spectrum Pharmaceuticals, Inc. of our report dated April 1, 2013, relating to the financial statements of Talon Therapeutics, Inc. (the “Company”), which is incorporated by reference in this Form 8-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO USA, LLP

San Jose, California

August 6, 2013